Item 26. Exhibit (k)

John E. Deitelbaum Head of MMUS Law Law Department 1295 State Street – B420 Springfield, MA 01111-0001 Tel: (413) 744-8632 Email: jdeitelbaum@massmutual.com

October 1, 2020

Massachusetts Mutual Life Insurance Company

1295 State Street

Springfield, MA 01111-0001

RE:

Massachusetts Mutual Life Insurance Company (“MassMutual”) and its

Massachusetts Mutual Variable Life Separate Account I (the “Separate Account”)

Pre-Effective Amendment No. 3 to Registration Statement filed on Form N-6

Prospectus Title: Apex VULSM

File Nos. 333-229670 and 811-08075 (the “Registration Statement”)

Ladies and Gentlemen:

This opinion is furnished in connection with the above-referenced Registration Statement for the individual flexible premium adjustable variable life insurance policy (the “Policy”). The Separate Account issues the Policy.

As Head of MMUS Law for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role, I am familiar with the filing for the Policy. In so acting, I have made such examination of the law and examined or supervised the examination of such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. For purposes of such examinations, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, I am of the following opinion:

1.	MassMutual is a valid and subsisting corporation, organized and operated under the laws of the Commonwealth of Massachusetts and is subject to regulation by the Massachusetts Commissioner of Insurance.

2.	Massachusetts Mutual Variable Life Separate Account I is a separate account validly established and maintained by MassMutual in accordance with Massachusetts law.

3.	The Policy, when properly issued, is a legal and binding obligation of MassMutual, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to Pre-Effective Amendment No. 3 and to any pre-effective or post-effective amendments to this Registration Statement.

Very truly yours,

/s/ John E. Deitelbaum
John E. Deitelbaum
Head of MMUS Law
Massachusetts Mutual Life Insurance Company

Massachusetts Mutual Life Insurance Company (MassMutual), Springfield, MA 01111-0001, and its affiliated US insurance companies.